Exhibit 99.1

March 11, 2008

FOR IMMEDIATE RELEASE

Contacts:
W. Kendall Chalk	Clarke R. Starnes, III	Bob Denham
Senior Executive Vice President	Senior Executive Vice President	Senior Vice President
Chief Credit Officer	Specialized Lending	Corp. Communications
(336) 733-2280	(336) 733-2901	(336) 733-1475

BB&T’s chief credit officer to retire Sept. 1

     WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) today announced that Chief Credit Officer W. Kendall Chalk will retire Sept. 1, 2008.

     As the primary architect of one of the most successful credit cultures in the banking industry, the 62-year-old North Carolina native has played a decisive role in BB&T’s transformation from a one-time eastern North Carolina farm bank into the 14th largest financial services company in the nation.

     Specialized Lending Group Manager Clarke Starnes will succeed Chalk, who has served as chief credit officer for the corporation’s lending businesses since 1983.

     Chalk, a senior executive vice president, joined the BB&T executive management team in 1985. The company’s assets have grown since then from $2.5 billion to more than $132 billion today.

     “Ken has made an extraordinarily important contribution to BB&T’s success through his leadership of our lending business and his insights in the executive management decision process,” said Chairman and Chief Executive Officer John Allison.

     “The credit culture he largely created has proven itself again and again through all types of economic cycles. Our credit quality has long been one of BB&T’s primary strengths. On a personal note, I have worked closely with Ken for 33 years and will greatly miss his advice and counsel and our close relationship.”

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     Chalk joined BB&T through its Leadership Development Program in 1975 and was named manager of the Loan Officer Development Program the following year. He subsequently served as a business services manager, regional loan administrator, and Business Loan Administration manager, the bank’s senior commercial lending officer. In 1983, Chalk was named as the bank’s Chief Credit Officer.

     “When you serve a company you love for such a long period of time, you have mixed emotions about a decision to step down,” Chalk said. “But this is according to my long-term plan and it’s the right time to move forward with retirement. It’s been a very rewarding career and I’m proud of all that we’ve accomplished.”

     Throughout his career, Chalk has been active in the Risk Management Association (RMA), the national association of credit and risk officers. He is past president of the Eastern North Carolina Group, past president of the Carolinas/Virginias Chapter, and past chairman of the Credit Risk Council. In 2005 – 2006, Chalk served as national chairman of RMA.

     He is currently chairman of the East Carolina University Foundation and co-chair of the BB&T Center for Leadership Development at ECU.

     Chalk earned both his bachelor’s and master’s degrees in business administration from East Carolina University. He also is a graduate of the Stonier Graduate School of Banking at Rutgers University.

     Starnes, 48, joined BB&T in 1982. After graduating from BB&T’s Leadership Development Program, he managed BB&T’s loan officer development program and credit analysis department. He later served as a business services manager, regional senior credit officer, regional loan administrator for corporate accounts and direct retail lending risk manager.

     As manager of BB&T’s Specialized Lending Group, Starnes heads up a group of 10 subsidiary corporations, affiliates and divisions of BB&T that provide non-traditional lending products and services. He was named to BB&T’s executive management team in December 2006.

     “Clarke is exceptionally well prepared for his new role,” Chalk said. “He has had extensive experience in business credit administration, served as our senior retail risk officer, and most recently supervised our most complex credit risk businesses. Clarke is a talented leader and will do a great job as BB&T’s Chief Credit Officer.”

     Starnes, a Gastonia, N.C., native, earned his bachelor’s degree in business administration from the University of North Carolina at Chapel Hill. He is a graduate of the Stonier Graduate School of Banking at the University of Delaware.

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     “I’m honored to have the opportunity to lead BB&T’s lending businesses and look forward to maintaining our organization’s excellent risk management standards and client focused credit culture,” Starnes said.

     Starnes is a member of the RMA. He is also a board committee chairman and former director of Consumer Credit Counseling Services of Forsyth County (N.C.) He is a deacon at Hope Presbyterian Church in Winston-Salem.

     After Chalk’s retirement, the BB&T executive management team will consist of Allison, Starnes, Banking Network Manager Ricky Brown, Electronic Delivery Channels Manager Barbara Duck, Deposit Services Manager Donna Goodrich, Administrative Services Manager Rob Greene, Chief Financial Officer Chris Henson, Chief Operating Officer Kelly King, Chief Marketing Officer Steve Wiggs and Operations Division Manager Leon Wilson.

     With $132.6 billion in assets, Winston-Salem, N.C.-based BB&T Corporation (NYSE: BBT) is the nation’s 14th largest financial holding company. It operates nearly 1,500 financial centers in 11 states and Washington, D.C. More information about the company is available at BBT.com.

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